Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

SECOND QUARTER 2022 EARNINGS

OAKLAND, MARYLAND—July 25, 2022: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and six-month periods ended June 30, 2022. Consolidated net income was $5.4 million for the second quarter of 2022, or $0.82 per diluted share, compared to $4.4 million, or $0.66 per diluted share, for the second quarter of 2021 and $5.7 million, or $0.86 per diluted share, for the first quarter of 2022. Year to date income was $11.1 million as of June 30, 2022, or $1.68 per diluted share, compared to $7.8 million, or $1.15 per diluted share for the same period of 2021.

According to Carissa Rodeheaver, President and CEO, “the rising interest rate environment has been the catalyst to our increasing net interest margin as we have seen rising loan yields and have maintained our deposit pricing. Income from our wealth department has declined, despite strong production, resulting from lower asset values related to the declining stock market and lower bond values. Our efficiency ratio continues to positively reflect our utilization of technology and our intense focus on expenses. We also increased our provision expense this quarter given our strong loan growth and the volatile economy. Overall, we continue to be pleased with our strong financial results and attribute that to the dedication and hard work of our employees.”

Second Quarter Financial Highlights:

•	Total assets at June 30, 2022 decreased by $7.9 million, or 0.5%, when compared to March 31, 2022 and increased by $22.6 million, or 1.3%, when compared to December 31, 2021. Significant changes during the second quarter included:

o	Cash balances decreased by $54.5 million when compared to first quarter of 2022 and $94.1 million when compared to December 31, 2021, as loan balances grew
o	Investment securities decreased $11.8 million when compared to first quarter of 2022 and increased $30.4 million when compared to December 31, 2021
o	Gross loans increased $52.2 million when compared to first quarter of 2022 and $79.9 million when compared to December 31, 2021
▪	Commercial growth of $44.6 million and $80.4 million
▪	Mortgage balances increased $6.6 million and $1.6 million
▪	Consumer loans increased $1.0 million and decreased $2.0 million
o	Deposits decreased $23.2 million when compared to first quarter of 2022 and increased $15.0 million when compared to December 31, 2021
▪	Decline in interest bearing deposits driven by reductions in time deposits and municipal money market balances

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.28% at June 30, 2022 as compared to 1.29% at March 31, 2022 and 1.38% at December 31, 2021

o	Total provision expense of $0.6 million for both the second quarters of 2022 and 2021 as compared to a credit of $0.4 million for the first quarter of 2022
○	Continued strong asset quality, stabilization of modified loans that have returned to principal and interest payments, low delinquency offset by increased qualitative factors due to the unstable economy related to interest rate increases, inflation, an uncertain supply chain

•	Consolidated net income was $5.4 million for the second quarter of 2022

o	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.52% for the second quarter of 2022 compared to 3.40% for the first quarter of 2022 and 3.15% for the second quarter of 2021

o	Core, non-interest income, on a non-GAAP basis, was stable in the second quarter of 2022 when compared to the first quarter of 2022. Comparing the second quarter of 2022 to the second quarter of 2021, core non-interest income, on a non-GAAP basis, decreased, which was driven primarily by reduced gains on sales of mortgage loans and sales of investment securities during the second quarter of 2021. These reductions were partially offset by increases in service charge income and debit card income in the second quarter of 2022

o	Core, non-interest expense, on a non-GAAP basis, remained stable when comparing the second quarter of 2022 to the first quarter of 2022. When comparing the second quarter of 2022 to the second quarter of 2021, operating expenses decreased relating to reduced salaries and benefits, professional services, telephone, and investor relations expenses offset by increases in equipment and occupancy expenses, OREO expenses and other miscellaneous expenses

Income Statement Overview

Consolidated net income was $5.4 million for the second quarter of 2022 compared to $4.4 million for the second quarter of 2021 and $5.7 million for the first quarter of 2022. Basic and diluted net income per share for the second quarter of 2022 were both $0.82, compared to basic and diluted net income per share of $0.66 for the second quarter of 2021 and $0.86 for the first quarter of 2022.

The increase in net income year over year was driven by an increase in net interest income of $1.2 million and reduced operating expenses of $0.4 million, offset by an increase in provision expense of $0.1 million, reduced other operating income, and a decrease of $0.3 million in gains from sales of mortgages. Additionally, we experienced a decrease in gains from sales of available for sale investments and recognized an expense of $0.2 million in OREO related expenses in the second quarter 2022 compared to a gain on sale of OREO of $0.2 million in the second quarter of 2021. The OREO expenses were attributable to one development project as we continue to work with the participation group to market and sell the commercial parcels.

Compared to the linked quarter of 2022, net interest income increased by $0.6 million. This increase was offset by a $0.6 million provision for loan loss in the second quarter compared to a $0.4 million credit in the first quarter. The increase in provision expense was due primarily to loan growth and changes in qualitative factors applied to the allowance for loan loss calculation during the second quarter of 2022, particularly related to the current economic outlook.

Year to date income for the first six months of 2022 was $11.1 million compared to $7.8 million for the same period in 2021. The year over year increase was primarily driven by a $2.3 million increase in net interest income; of which, $1.9 million resulted from the decrease in interest expense as costs of funds fell by approximately 55%. Additionally, comparative year-to-date income increased due to the $3.3 million in litigation settlement expense recognized in 2021.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $1.2 million for the second quarter 2022 when compared to the second quarter of 2021. This increase was driven by an increase of $0.3 million in interest income related to an overall increase of 15 basis points on interest earning assets despite a decline in average balances of $33.8 million. Interest income on loans decreased $0.2 million due primarily to a reduction of fees related to Paycheck Protection Program loan forgiveness recognized during 2021. Investment income increased $0.6 million due to an increase in average balances related to the deployment of excess cash balances to purchase investment securities late in the fourth quarter of 2021 and early in the first quarter of 2022. The reduction of $1.1 million in interest expense resulted from the lowering of deposit rates throughout 2021, the decline of $73.3 million of average balances in the higher cost CD portfolio and the prepayment of $70.0 million of Federal Home Loan Bank (“FHLB”) advances in 2021. The net interest margin for the second quarter of 2022 was 3.52%, compared to 3.15% for the second quarter of 2021.

Comparing the second quarter of 2022 to the first quarter of 2022, net interest income, on a non-GAAP, FTE basis, increased by $0.6 million. This increase was driven by a $0.6 million increase in interest income, resulting in an increase in the yield on earning assets of 11 basis points while maintaining stable average balances. Interest income on loans increased $0.4 million related to an increase in average balances of $31.8 million, driven by strong commercial loan growth. Interest expense remained stable while average balances declined $4.4 million when comparing the second quarter of 2022 to the first quarter of 2022. Comparing the second quarter of 2022 to the first quarter of 2022, net interest margin increased to 3.52% for the second quarter compared to 3.40% in the first quarter.

Comparing the six months ended June 30, 2022 to the six months ended June 30, 2021, net interest income, on a non-GAAP, FTE basis, increased by $2.3 million. Interest income increased by $0.4 million and interest expense decreased by $1.9 million. 2021 interest income included $2.0 in fees related to PPP loan forgiveness recognized during the first half of 2021. The yield on earning assets increased 10 basis points to 3.66% in 2022 compared to 3.56% in 2021 in correlation with the rising interest rate environment and new loans booked at higher rates. Interest expense on deposits decreased $1.3 million while the average balances decreased $10.2 million and interest on long-term borrowings decreased $0.7 million relating to the prepayment of $70.0 million of FHLB advances in the third quarter of 2021. The decreased interest expense resulted in an overall decrease of 32 basis points on interest bearing liabilities. To date, we have not experienced significant pressure on deposit pricing, but we expect to experience increasing rates the remainder of this year given the recent moves by the Federal Reserve. The net interest margin for the six months ended June 30, 2022 was 3.46% compared to 3.13% for the six months ended June 30, 2021.

Non-Interest Income

Other operating income, including gains, for the second quarter of 2022 decreased by approximately $0.3 million when compared with the same period of 2021. Gains on sales of mortgage loans decreased by approximately $0.3 million related to the diminished refinance activity due to the rising interest rate environment and management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio. Net gains on sales of investments decreased by approximately $0.2 million, which was partially offset by the increase of service charges on deposit accounts by approximately $0.1 million.

On a linked quarter basis, other operating income remained stable. Slight increases in service charges and brokerage commissions were offset by decreases in gains on sales of residential mortgage loans and other miscellaneous income.

Non-interest income for the six months ended June 30, 2022 decreased by approximately $0.8 million when compared to the same period of 2021. This decrease was primarily due to the decrease in net gains on sales of residential mortgage loans of $0.8 million as refinance activity has slowed considerably in correlation with rising mortgage interest rates and due to management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio.

Non-Interest Expense

Core operating expenses decreased by $0.4 million when comparing the second quarter of 2022 to the second quarter of 2021. This decrease was driven by a decrease in legal and professional fees of approximately $0.9 million and investor relations expense of approximately $0.2 million, which were partially offset by an increase in salaries and employee benefits of approximately $0.3 million and net OREO expenses of approximately $0.4 million. The increase in OREO expenses was driven by expenses attributable to one development project as we continue to work with the participation group to market and sell the commercial parcels and gains on sales of properties in 2021 that resulted in a net credit.

Comparing the second quarter of 2022 to the linked first quarter of 2022, operating expenses remained stable. Salaries and employee benefits decreased by approximately $0.2 million primarily due to a larger portion of salaries being recorded as deferred loan fees resulting from increased loan production during the second quarter of 2022. This decrease was offset by increases in OREO expenses of $0.1 million and miscellaneous expenses of $0.1 million.

For the six months ended June 30, 2022, non-interest expenses decreased by $2.3 million in 2022 compared to the six months ended June 30, 2021. This decrease was attributable to the one-time litigation settlement expense of $3.3 million, and $1.2 million in legal expenses that were recognized in 2021 along with a $0.2 million reduction in telephone expense and a $0.2 million decline in investor relations costs. These decreases were partially offset by year-over-year increases in salaries and employee benefits of $1.2 million, which is partially related to the reduction of employee wages associated with deferred loan costs and increases of $0.3 million in equipment expenses, $0.9 million in OREO expenses and $0.2 million in miscellaneous other expenses.

The effective income tax rates as a percentage of income for the six months ended June 30, 2022 and June 30, 2021 were 24.5% and 25.2%, respectively. The reduced tax rate for the six months ended June 30, 2022 when compared to the six months ended June 30, 2021 was related to an increased benefit at the holding company related to the fair value costs associated with the executive long term incentive plan payouts, and state tax treatment of the litigation settlement expenses. The new low-income housing tax credit investment in 2021 is expected to begin generating tax credits in 2022 and should provide increased tax credits beginning in 2023 and beyond for the term of the tax credit.

Balance Sheet Overview

Total assets at June 30, 2022 were $1.8 billion, representing a $7.9 million decrease since March 31, 2022 and a $22.6 million increase since December 31, 2021. During the second quarter of 2022, cash and interest-bearing deposits in other banks decreased by $54.5 million, the investment portfolio decreased by $11.8 million and gross loans increased by $52.2 million. Other assets including deferred taxes, premises and equipment and accrued interest receivable also increased collectively by $6.6 million.

Total liabilities at June 30, 2022 were $1.6 billion, representing a $3.7 million decrease since March 31, 2022 and a $31.6 million increase since December 31, 2021. Total deposits decreased by $23.2 million since March 31, 2022 and increased by $15.0 million since December 31, 2021. The decline in deposits during the second quarter is primarily attributable to reduced money market balances associated with one local municipality. Short term borrowings increased $12.2 million since December 31, 2021, driven by $18.9 million in overnight borrowings, which were offset by a decrease in other short-term borrowings of $7.9 million during the quarter. The increase in overnight borrowings at June 30, 2022 was primarily driven by the strong loan growth coupled with the decline in deposit balances during the second quarter and the timing difference associated with an expected loan pay-off. Management plans to bring approximately $50.0 million in trust department money market accounts which had been placed off-balance sheet in 2021, back on-balance sheet in the third quarter.

Outstanding gross loans of $1.2 billion at June 30, 2022 reflected growth of $79.9 million for the first six months of 2022 and growth of $52.2 million for the second quarter of 2022. Since December 31, 2021, commercial real estate loans increased by $47.7 million, acquisition and development loans decreased by $12.0 million and commercial and industrial loans increased by $44.6 million year-to-date. The growth in the commercial real estate and commercial and industrial portfolios is a result of expansion of relationships with existing clients as well as new commercial clients. Residential mortgage loans increased $1.6 million related to the diminished refinance activity due to the rising interest rate environment and management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio. The consumer loan portfolio decreased by $2.0 million due to amortization of the existing portfolio offsetting new production.

New commercial loan production for the three months ended June 30, 2022 was approximately $103.4 million.  At June 30, 2022, unfunded, committed commercial construction loans totaled approximately $34.9 million. Commercial amortization and payoffs were approximately $47.7 million through June 30, 2022.

New consumer mortgage loan production for the second quarter of 2022 was approximately $15.1 million with most of this production being comprised of in-house mortgages.  The pipeline in-house, portfolio loans as of June 30, 2022 consisted of $13.5 million. Production levels have slowed for residential mortgages as compared to the second quarter of 2021 because of the increasing interest rates for the first six months of 2022.

Total deposits at June 30, 2022 increased $15.0 million when compared to deposits at December 31, 2021. Non-interest-bearing deposits increased $26.1 million primarily related to the new commercial business gained during 2022. Interest bearing demand deposits increased $71.4 million. Traditional savings accounts increased $15.6 million. Money market balances decreased $69.8 million driven by one local municipality opting to move their funds to a state-sponsored deposit account that offers a higher yield as well as a movement of balances to the trust department for higher rates, while maintaining the customer relationship. Time deposits decreased $28.3 million related to maturing time deposits moving into other deposit products.

Book value per share of the Company’s common stock was $19.97 at June 30, 2022, compared to $20.65 per share at March 31, 2022. At June 30, 2022, there were 6,656,395 of basic outstanding shares and 6,666,790 of diluted outstanding shares of common stock. The decrease in the book value at June 30, 2022 was due to the decline in common equity driven by the increase in accumulated other comprehensive loss from March to June as well as the increase in outstanding shares of common stock related to the director grant issued in the second quarter of 2022.

Asset Quality

The ALL decreased to $15.7 million at June 30, 2022 compared to $16.0 million at December 31, 2021. The provision for loan losses was an expense of $0.6 million for the quarter ended June 30, 2022 compared to an expense of $0.6 million for the quarter ended June 30, 2021. The expense to provision expense recorded in the second quarter of 2022 was attributable primarily to loan portfolio growth during the quarter and changes in the qualitative factors, particularly related to the current economic outlook. Net charge-offs of $179,000 were recorded for the quarter ended June 30, 2022, compared to net charge offs of $67,000 for 2021. The ratio of the ALL to loans outstanding was 1.28% at June 30, 2022, compared to 1.29% at March 31, 2022 and 1.38% at December 31, 2021.

The ratio of year-to-date net charge offs to average loans for the six months ending June 30, 2022 was an annualized 0.07%, compared to net charge offs to average loans of 0.01% for 2021. Details of the ratio, by loan type are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low net charge-off ratios.

Ratio of Net Recoveries/ (Charge Offs) to Average Loans
	06/30/2022	06/30/2021
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.00%
Acquisition & Development	0.03%	0.05%
Commercial & Industrial	(0.04%)	0.03%
Residential Mortgage	0.03%	(0.03%)
Consumer	(1.45%)	(0.42%)
Total Net Charge Offs	(0.07%)	(0.01%)

Non-accrual loans totaled $2.1 million at June 30, 2022 compared to $2.5 million at December 31, 2021. The decrease in non-accrual balances at June 30, 2022 was primarily related to $0.2 million of principal pay-downs of residential mortgage and home equity loans.

Non-accrual loans that have been subject to partial charge-offs totaled $1.3 million at June 30, 2022 and $0.5 million at December 31, 2021.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $0.1 million at June 30, 2022 and $0.2 million at December 31, 2021.   As a percentage of the loan portfolio, accruing loans past due 30 days or more increased to 0.37% compared to 0.19% at March 31, 2022 and 0.31% as of December 31, 2022.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership, and a 99.9% non-voting interest in MCC FUBT Fund, LLC, an Ohio limited liability company, both of which were formed for the purpose of acquiring, developing and operating low-income housing units. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and the impact that any such events have on our critical accounting assumptions and estimates made as of June 30, 2022, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Results of Operations:
Interest income	$14,731	$14,436	$28,878	$28,498
Interest expense	760	1,673	1,566	3,499
Net interest income	13,971	12,763	27,312	24,999
Provision for loan losses	624	555	205	665
Other operating income	4,413	4,321	8,795	8,659
	13	442	65	1,030
Other operating expense	10,637	11,032	21,215	23,555
Income before taxes	$7,136	$5,939	$14,752	$10,468
Income tax expense	1,708	1,536	3,609	2,635
	$5,428	$4,403	$11,143	$7,833

Per share data:
Basic net income per share	$0.82	$0.66	$1.68	$1.15
Diluted net income per share	$0.82	$0.66	$1.68	$1.15
Adjusted basic/diluted net income (1)	$0.82	$0.66	$1.68	$1.52
Dividends declared per share	$0.15	$0.15	$0.30	$0.30
	$19.97	$19.74
Diluted book value	$19.93	$19.72
Tangible book value per share	$18.17	$18.07
Diluted Tangible book value per share	$18.14	$18.05

Closing market value	$18.76	$17.43
Market Range:
	$23.80	$19.42
	$17.50	$16.35

Shares outstanding at period end: Basic	6,656,395	6,614,604
Shares outstanding at period end: Diluted	6,666,790	6,621,677

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.26%	0.88%
Adjusted return on average assets (1)	1.26%	1.18%
Return on average shareholders' equity	16.25%	12.21%
Adjusted return on average shareholders' equity (1)	16.25%	15.98%
Net interest margin (Non-GAAP), includes tax exempt income of $444 and $429	3.46%	3.13%
Net interest margin GAAP	3.40%	3.07%
Efficiency ratio - non-GAAP (2)	57.11%	67.69%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.
(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.	June 30,	December 31
	2022	2021
Financial Condition at period end:
Assets	$1,752,455	$1,729,838
Earning assets	$1,608,094	$1,504,300
Gross loans	$1,233,613	$1,153,687
Commercial Real Estate	$421,942	$374,291
Acquisition and Development	$116,115	$128,077
Commercial and Industrial	$225,640	$180,977
Residential Mortgage	$406,293	$404,685
	$63,623	$65,657
Investment securities	$373,455	$343,030
Total deposits	$1,484,354	$1,469,374
Noninterest bearing	$527,761	$501,627
Interest bearing	$956,593	$967,747
Shareholders' equity	$132,892	$141,900

Capital ratios:

Tier 1 to risk weighted assets	14.31%	14.64%
Common Equity Tier 1 to risk weighted assets	12.27%	12.50%
Tier 1 Leverage	11.23%	10.80%
Total risk based capital	15.46%	15.89%

Asset quality:

Net charge-offs for the quarter	$(179)	$(67)
Nonperforming assets: (Period End)
Nonaccrual loans	$2,149	$2,462
Loans 90 days past due and accruing	325	300

Total nonperforming loans and 90 day past due	$2,474	$2,762

Restructured loans	$3,226	$3,297
Other real estate owned	$4,517	$4,477

Allowance for loan losses to gross loans	1.28%	1.38%
Allowance for loan losses to gross loans, excluding PPP loans	1.28%	1.39%
Allowance for loan losses to non-accrual loans	732.29%	648.05%
Allowance for loan losses to non-performing assets	225.10%	220.40%
Non-performing and 90 day past due loans to total loans	0.20%	0.24%
Non-performing loans and 90 day past due loans to total assets	0.14%	0.16%
Non-accrual loans to total loans	0.17%	0.21%
Non-performing assets to total assets	0.40%	0.42%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2022	2022	2021	2021	2021	2021
Results of Operations:
Interest income	$14,731	$14,147	14,848	14,910	14,436	14,062
Interest expense	760	806	930	1,285	1,673	1,826
Net interest income	13,971	13,341	13,918	13,625	12,763	12,236
Provision for loan losses	624	(419)	(885)	(597)	555	110
Other operating income	4,413	4,382	6,337	4,523	4,321	4,338
Net gains	13	52	83	82	442	588
Other operating expense	10,637	10,578	11,182	13,027	11,032	12,523
Income before taxes	$7,136	$7,616	$10,041	$5,800	$5,939	$4,529
Income tax expense	1,708	1,901	2,492	1,412	1,536	1,099
Net income	$5,428	$5,715	$7,549	$4,388	$4,403	$3,430

Per share data:
Basic net income per share	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Diluted net income per share	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Adjusted basic/diluted net income (1)	$0.82	$0.86	$1.10	$0.93	$0.66	$0.86
Dividends declared per share	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15
Book value	$19.97	$20.65	$21.43	$20.22	$19.74	$18.46
Diluted book value	$19.93	$20.63	$21.41	$20.19	$19.72	$18.45
Tangible book value per share	$18.17	$18.83	$19.61	$18.55	$18.07	$16.89
Diluted Tangible book value per share	$18.14	$18.82	$19.59	$18.53	$18.05	$16.88

Closing market value	$18.76	$22.53	$18.76	$18.60	$17.43	$17.62
Market Range:
High	$23.80	$24.50	$20.50	$19.45	$19.42	$20.05
Low	$17.50	$18.81	$17.86	$16.26	$16.35	$15.30

Shares outstanding at period end: Basic	6,656,395	6,637,979	6,620,955	6,617,941	6,614,604	6,998,617
Shares outstanding at period end: Diluted	6,666,790	6,649,604	6,628,028	6,625,014	6,621,677	7,001,997

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.26%	1.31%	1.12%	0.92%	0.88%	0.79%
Adjusted return on average assets (1)	1.26%	1.31%	1.36%	1.25%	1.18%	1.38%
Return on average shareholders' equity	16.25%	16.49%	14.92%	12.45%	12.21%	10.58%
Adjusted return on average shareholders' equity (1)	16.25%	16.49%	17.82%	16.72%	15.98%	18.36%
Net interest margin (Non-GAAP), includes tax exempt income of $241 and $239	3.46%	3.40%	3.28%	3.21%	3.13%	3.11%
Net interest margin GAAP	3.40%	3.34%	3.22%	3.16%	3.07%	3.05%
Efficiency ratio - non-GAAP (2)	57.11%	58.81%	52.94%	57.57%	62.72%	53.00%
(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.
(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2022	2021	2021	2021	2021
Financial Condition at period end:
Assets	$1,752,455	$1,760,325	$1,729,838	$1,708,556	$1,763,806	$1,781,833
Earning assets	$1,608,094	$1,572,737	$1,504,300	$1,466,664	$1,461,613	$1,481,045
Gross loans	$1,233,613	$1,181,401	$1,153,687	$1,161,868	$1,145,343	$1,199,325
Commercial Real Estate	$421,942	$391,136	$374,291	$371,785	$361,941	$365,731
Acquisition and Development	$116,115	$133,031	$128,077	$132,256	$131,630	$123,625
Commercial and Industrial	$225,640	$194,914	$180,977	$195,758	$229,852	$299,178
Residential Mortgage	$406,293	$399,704	$404,685	$405,885	$364,408	$374,327
Consumer	$63,623	$62,616	$65,657	$56,184	$57,512	$36,464
Investment securities	$373,455	$385,265	$343,030	$297,543	$307,696	$273,363
Total deposits	$1,484,354	$1,507,555	$1,469,374	$1,444,494	$1,456,111	$1,468,263
Noninterest bearing	$527,761	$530,901	$501,627	$491,441	$497,736	$485,311
Interest bearing	$956,593	$976,654	$967,747	$953,053	$958,375	$982,952
Shareholders' equity	$132,892	$137,038	$141,900	$133,787	$130,556	$129,189

Capital ratios:

Tier 1 to risk weighted assets	14.31%	14.55%	14.64%	14.26%	14.55%	14.99%
Common Equity Tier 1 to risk weighted assets	12.27%	12.45%	12.50%	12.15%	12.37%	12.76%
Tier 1 Leverage	11.23%	10.94%	10.80%	10.33%	9.94%	10.22%
Total risk based capital	15.46%	15.71%	15.89%	15.51%	15.80%	16.24%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(179)	$(244)	$(67)	$435	$(41)	$(42)
Nonperforming assets: (Period End)
Nonaccrual loans	$2,149	$2,332	$2,462	$7,441	$7,285	$7,891
Loans 90 days past due and accruing	325	37	300	189	$273	6
			0	0	0
Total nonperforming loans and 90 day past due	$2,474	$2,369	$2,762	$7,630	$7,558	$7,897

Restructured loans	$3,226	$3,228	$3,297	$3,759	$3,825	$3,892
Other real estate owned	$4,517	$4,477	$4,477	$6,663	$6,756	$7,533

Allowance for loan losses to gross loans	1.28%	1.29%	1.38%	1.46%	1.49%	1.38%
Allowance for loan losses to gross loans, excluding PPP loans	1.28%	1.30%	1.39%	1.50%	1.60%	1.57%
Allowance for loan losses to non-accrual loans	732.29%	655.75%	648.05%	227.20%	234.29%	209.78%
Allowance for loan losses to non-performing assets	225.10%	223.37%	220.40%	118.28%	119.24%	107.28%
Non-performing and 90 day past due loans to total loans	0.20%	0.20%	0.24%	0.66%	0.66%	0.66%
Non-performing loans and 90 day past due loans to total assets	0.14%	0.13%	0.16%	0.45%	0.43%	0.44%
Non-accrual loans to total loans	0.17%	0.20%	0.21%	0.64%	0.64%	0.66%
Non-performing assets to total assets	0.40%	0.39%	0.42%	0.84%	0.81%	0.87%

(Dollars in thousands - Unaudited)	June 30, 2022	March 31, 2022	December 31, 2021
Assets
Cash and due from banks	$20,108	$71,211	$109,823
Interest bearing deposits in banks	1,543	4,905	5,897
Cash and cash equivalents	21,651	76,116	115,720
Investment securities – available for sale (at fair value)	132,867	143,609	286,771
Investment securities – held to maturity (at cost)	240,588	241,656	56,259
Restricted investment in bank stock, at cost	1,026	1,026	1,029
Loans held for sale	—	140	67
Loans	1,233,613	1,181,401	1,153,687
Unearned fees	(104)	(107)	(292)
Allowance for loan losses	(15,737)	(15,292)	(15,955)
Net loans	1,217,772	1,166,002	1,137,440
Premises and equipment, net	35,305	34,001	34,697
Goodwill and other intangible assets	11,947	12,000	12,052
Bank owned life insurance	45,739	45,442	45,150
Deferred tax assets	13,653	10,361	6,857
Other real estate owned, net	4,517	4,477	4,477
Operating lease asset	2,075	2,161	2,247
Accrued interest receivable and other assets	25,315	23,334	27,072
Total Assets	$1,752,455	$1,760,325	$1,729,838
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$527,761	$530,901	$501,627
Interest bearing deposits	956,593	976,654	967,747
Total deposits	1,484,354	1,507,555	1,469,374
Short-term borrowings	69,914	58,902	57,699
Long-term borrowings	30,929	30,929	30,929
Operating lease liability	2,570	2,666	2,761
Accrued interest payable and other liabilities	30,798	22,200	26,182
Dividends payable	998	995	993
Total Liabilities	1,619,563	1,623,247	1,587,938
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,656,395 shares at June 30, 2022 and 6,620,955 at December 31, 2021	67	66	66
Surplus	24,105	23,712	23,661
Retained earnings	154,636	150,207	145,487
Accumulated other comprehensive loss	(45,916)	(36,907)	(27,314)
Total Shareholders’ Equity	132,892	137,078	141,900
Total Liabilities and Shareholders’ Equity	$1,752,455	$1,760,325	$1,729,838

	Three Months Ended
	2022		2021
	Q2	Q1	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$12,861	$12,432	$13,456	$13,667	$13,097	$12,732
Interest on investment securities
Taxable	1,540	1,406	1,048	880	994	990
Exempt from federal income tax	279	282	268	266	268	275
Total investment income	1,819	1,688	1,316	1,146	1,262	1,265
Other	51	27	76	97	77	65
Total interest income	14,731	14,147	14,848	14,910	14,436	14,062
Interest expense
Interest on deposits	401	475	596	732	999	1,146
Interest on short-term borrowings	21	18	19	17	26	24
Interest on long-term borrowings	338	313	315	536	648	656
Total interest expense	760	806	930	1,285	1,673	1,826
Net interest income	13,971	13,341	13,918	13,625	12,763	12,236
Provision for loan losses	624	(419)	(885)	(597)	555	110
Net interest income after provision for loan losses	13,347	13,760	14,803	14,222	12,208	12,126
Other operating income
Net gains on investments, available for sale	—	3	—	—	154	—
Losses on equity investment	—	—	(35)	(54)	—	—
Gains on sale of residential mortgage loans	7	21	119	136	272	588
Gains/(losses) on disposal of fixed assets	6	28	(1)	—	16	—
Net gains	13	52	83	82	442	588
Other Income
Service charges on deposit accounts	463	465	479	475	412	405
Other service charges	232	213	245	232	221	211
Trust department	2,044	2,189	2,209	2,166	2,034	2,241
Debit card income	983	886	1,021	900	913	810
Bank owned life insurance	297	292	299	298	293	286
Brokerage commissions	313	220	228	229	357	268
Insurance reimbursement	—	—	1,375	—	—	—
Other	81	117	481	223	91	117
Total other income	4,413	4,382	6,337	4,523	4,321	4,338
Total other operating income	4,426	4,434	6,420	4,605	4,763	4,926
Other operating expenses
Salaries and employee benefits	5,793	5,968	5,847	5,719	5,507	4,988
FDIC premiums	155	174	197	209	183	183
Equipment	1,029	1,044	1,061	1,032	954	851
Occupancy	711	727	673	684	693	725
Data processing	805	821	784	819	875	726
Marketing	151	106	127	129	133	146
Professional services	564	520	656	615	1,491	766
Contract labor	158	165	152	153	185	148
Telephone	139	114	131	123	268	215
Other real estate owned	152	95	(485)	150	(198)	(412)
Investor relations	123	96	130	116	306	124
Settlement expense	—	—	—	—	—	3,300
FHLB prepayment penalty	—	—	—	2,368	—	—
Contributions	42	21	1,115	55	27	23
Other	815	727	794	855	608	740
Total other operating expenses	10,637	10,578	11,182	13,027	11,032	12,523
Income before income tax expense	7,136	7,616	10,041	5,800	5,939	4,529
Provision for income tax expense	1,708	1,901	2,492	1,412	1,536	1,099
Net Income	$5,428	$5,715	$7,549	$4,388	$4,403	$3,430
Basic net income per common share	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Diluted net income per common share	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Weighted average number of basic shares outstanding	6,650	6,628	6,620	6,617	6,609	6,996
Weighted average number of diluted shares outstanding	6,661	6,636	6,627	6,624	6,615	7,000
Dividends declared per common share	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures for 2021 results exclude settlement charges associated with the settlement with Driver Management, FHLB penalty expense, insurance reimbursement and contributions for each period indicated below.

	Three months ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
(in thousands, except for per share amount)
Net income - as reported	$5,428	$5,715	$7,549	$4,388	$4,403	$3,430
Adjustments:
Settlement Expense	—	—	—	—	—	3,300
FHLB Penalty	—	—	—	2,368	—	—
Insurance Reimbursement	—	—	(1,375)	—	—	—
Foundation Contribution	—	—	1,000	—	—	—
Income tax effect of adjustments	—	—	86	(578)	—	(735)
Adjusted net income (non-GAAP)	$5,428	$5,715	$7,260	$6,178	$4,403	$5,995

Basic and Diluted earnings per share - as reported	$0.82	$0.86	$1.14	$0.66	$0.66	$0.49
Adjustments:
Settlement Expense	—	—	—	—	—	0.47
FHLB Penalty	—	—	—	0.35	—	—
Insurance Reimbursement	—	—	(0.20)	—	—	—
Foundation Contribution	—	—	0.15	—	—	—
Income tax effect of adjustments	—	—	0.01	(0.08)	—	(0.10)
Adjusted basic and diluted earnings per share (non-GAAP)	$0.82	$0.86	$1.10	$0.93	$0.66	$0.86

	As of or for the three month period ended
(in thousands, except per share data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Per Share Data
Basic net income per share (1) - as reported	$0.82	$0.86	$$1.14	$0.66	$0.66	$0.49
Basic net income per share (1) - non-GAAP	$0.82	$0.86	$$1.10	$0.93	$0.66	$0.86
Diluted net income per share (1) - as reported	$0.82	$0.86	$$1.14	$0.66	$0.66	$0.49
Diluted net income per share (1) - non-GAAP	$0.82	$0.86	$$1.10	$0.93	$0.66	$0.86
Basic book value per share	$19.97	$20.65	$$21.43	$20.22	$19.74	$18.46
Diluted book value per share	$19.93	$20.63	$$21.41	$20.19	$19.72	$18.45

Significant Ratios:

Return on Average Assets (1) - as reported	1.26%	1.31%	1.12%	0.92%	0.88%	0.79%
Settlement, FHLB and contribution expenses, and insurance reimbursement income, net of income tax effect	—	—	0.23%	0.33%	0.30%	0.59%
Adjusted Return on Average Assets (1) (non-GAAP)	1.26%	1.31%	1.35%	1.25%	1.18%	1.38%

Return on Average Equity (1) - as reported	16.25%	16.49%	14.92%	12.45%	12.21%	10.58%
Settlement, FHLB and contribution expenses, and insurance reimbursement income, net of income tax effect	—	—	2.90%	4.43%	3.77%	7.78%
Adjusted Return on Average Equity (1) (non-GAAP)	16.25%	16.49%	17.82%	16.88%	15.98%	18.36%

Efficiency Ratio - non-GAAP
Non-interest expense	$10,637	$10,578	$11,182	$13,027	$11,032	$12,523
Less: non-GAAP adjustments:
Foundation Contribution			(1,000)
Settlement expense						(3,300)
FHLB Penalty				(2,368)
Non-interest expense - as adjusted	$10,637	$10,578	$10,182	$10,659	$11,032	$9,223

Net interest income plus non-interest income	$18,397	$17,775	$20,338	$18,230	$17,526	$17,162
Plus: non-GAAP adjustments:
Tax-equivalent income	236	242	233	232	233	239
Less non-GAAP adjustment:
Insurance reimbursement			(1,375)
Fixed asset (gains)/losses			1		(16)
Investment securities (gains)/losses	(6)	(31)	35	54	(154)	-
Net interest income plus non-interest income - as adjusted	$18,627	$17,986	$19,232	$18,516	$17,589	$17,401

Efficiency Ratio (1)	57.11%	58.81%	52.94%	57.57%	62.72%	53.00%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	June 30,
	2022			2021
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,200,651	$12,876	4.30%	$1,173,007	$13,119	4.49%
Investment Securities:
Taxable	350,602	1,540	1.76%	273,196	994	1.46%
Non taxable	26,879	500	7.46%	25,325	480	7.60%
Total	377,481	2,040	2.17%	298,521	1,474	1.98%
Federal funds sold	36,151	39	0.43%	174,346	39	0.09%
Interest-bearing deposits with other banks	3,728	4	0.43%	3,288	—	0.00%
Other interest earning assets	1,026	8	3.13%	3,654	38	4.17%
Total earning assets	1,619,037	14,967	3.71%	1,652,816	14,670	3.56%
Allowance for loan losses	(15,221)			(16,758)
Non-earning assets	166,785			147,763
Total Assets	$1,770,601			$1,783,821
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$298,571	$93	0.12%	$214,310	$172	0.33%
Interest-bearing money markets	282,083	74	0.11%	328,100	170	0.14%
Savings deposits	251,187	18	0.03%	221,614	25	0.04%
Time deposits	142,013	216	0.61%	215,349	779	1.29%
Short-term borrowings	60,727	21	0.14%	51,035	24	0.20%
Long-term borrowings	30,929	338	4.38%	100,929	656	2.57%
Total interest-bearing liabilities	1,065,510	760	0.29%	1,131,337	1,826	0.59%
Non-interest-bearing deposits	539,488			498,130
Other liabilities	30,564			27,085
Shareholders’ Equity	136,039			127,269
Total Liabilities and Shareholders’ Equity	$1,771,601			$1,783,821
Net interest income and spread		$14,207	3.42%		$12,997	2.97%
Net interest margin			3.52%			3.15%

	Six Months Ended
	June 30,
	2022			2021
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,184,804	$25,326	4.31%	$1,187,760	$25,873	4.39%
Investment Securities:
Taxable	356,878	2,946	1.66%	264,525	1,984	1.51%
Non taxable	27,447	1,005	7.38%	25,698	972	7.63%
Total	384,325	3,951	2.07%	290,223	2,956	2.05%
Federal funds sold	44,689	57	0.26%	155,009	63	0.08%
Interest-bearing deposits with other banks	4,487	5	0.22%	2,980	1	0.05%
Other interest earning assets	1,028	16	3.14%	4,054	78	3.88%
Total earning assets	1,619,333	29,355	3.66%	1,640,026	28,971	3.56%
Allowance for loan losses	(15,558)			(16,582)
Non-earning assets	172,839			152,853
Total Assets	$1,776,614			$1,776,297
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$291,220	$182	0.13%	$208,930	$347	0.33%
Interest-bearing money markets	289,377	137	0.10%	344,100	288	0.17%
Savings deposits	247,573	36	0.03%	212,342	46	0.04%
Time deposits	148,377	521	0.71%	221,414	1,464	1.33%
Short-term borrowings	60,144	39	0.13%	50,670	50	0.20%
Long-term borrowings	30,929	651	4.24%	100,929	1,304	2.61%
Total interest-bearing liabilities	1,067,620	1,566	0.30%	1,138,385	3,499	0.62%
Non-interest-bearing deposits	541,992			481,803
Other liabilities	29,337			26,704
Shareholders’ Equity	137,665			129,405
Total Liabilities and Shareholders’ Equity	$1,776,614			$1,776,297
Net interest income and spread		$27,789	3.36%		$25,472	2.94%
Net interest margin			3.46%			3.13%